Exhibit 10.7

ENGLISH TRANSLATION – EXECUTED DOCUMENT IS IN SPANISH

(FACTORING) DISCOUNT LINE OPENING AGREEMENT WITH RESOURCE FOR THE ACQUISITION OF RIGHTS OF CREDIT WITH DELEGATED COLLECTION, ENTERED INTO BY AND AMONG, BANCO NACIONAL DE MEXICO, S.A., MEMBER OF GRUPO FINANCIERO BANAMEX, AS LENDER, HEREINAFTER BANAMEX, PARTY OF THE FIRST PART; AND PARRAS CONE DE MEXICO, S.A. DE C.V., HEREINAFTER THE "BORROWER", PARTY OF THE SECOND PART; ALSO PARRAS CONE DE MEXICO, S.A. DE C.V., AS SURETY OF DEBTORS’ OBLIGATIONS, PARTY OF THE THIRD PART;BURLINGTON MORELOS, S.A. DE C.V., MANUFACTURAS PARRAS CONE, S.A. DE C.V., BURLINGTON YECAPIXTLA, S.A. DE C.V., SERVICIOS BURLMEX, S.A. DE C.V. CONE DENIM YECAPIXTLA, S.A. DE C.V. AND CASIMIRES BURLMEX, S.A. DE C.V., HEREINAFTER EITHER JOINTLY OR SEPARATELY, THE "SURETY”, PARTY OF THE FOURTH PART; AND MESSRS. JUAN ELADIO BAÑUELOS HERNÁNDEZ AND JOSÉ MANUEL GONZÁLEZ LAGUNAS, HERINAFTER THE “ATTORNEY IN FACT AND DEPOSITARY”;

REPRESENTATIONS:

I. BANAMEX represents that:

a) It is a credit institution organized and existing under the laws of the United Mexican States and fully empowered to enter into this Agreement and to assume and discharge the obligations set out herein.

b) Its representatives have sufficient capacity and authority to execute this agreement on its behalf.

II. The BORROWER represents that:

a) It is a corporation organized and existing under the applicable laws of the United Mexican States and has the ability to execute this agreement.

b) Its representatives have sufficient authority to contract on its behalf.

c) There is no suit or proceeding whatsoever, nor even where it has knowledge, a threat thereof, against it or that may materially affect its properties.

d) All documents and information it provided to BANAMEX for the analysis and study to grant the discount line is true and correctly reflects its current situation.

e) No event or condition on or before the date hereof has occurred having or as far as it knows, may have a material adverse change in its business, assets, liabilities, financial condition or of any other nature, licenses, operation, projects, or its ability to meet its obligations hereunder.

f) As part of its business, various Credit Rights and claims in its favor and in charge of its Debtors continually arise.

g) It has requested BANAMEX a credit Discount line to purchase Credit Rights with resource, and shall respond to BANAMEX, under the terms and conditions hereof, out of the full and timely payment of the transmitted Credit Rights.

h) It enters into this agreement on its own behalf, and that the benefits it shall receive herefrom are for itself, and not for a third party, including any person who can exercise effective control over its decisions.

i) The financial resources arising herefrom shall be destined to a lawful purpose.

III. Each SURETY represents that:

a) It is a corporation organized and existing under the applicable laws of the United Mexican States and has the ability to execute this agreement.

b) Its representatives have sufficient authority to contract on its behalf.

c) There is no suit or proceeding whatsoever, nor even where it has knowledge, threat thereof, against it or that may materially affect its properties.

d) All documents and information it provided to BANAMEX for the analysis and study to grant the financing is true and correctly reflects its current situation.

e) No event or condition on or before the date hereof has occurred having or as far as it knows, may have a material adverse change in its business, assets, liabilities, financial condition or of any other nature, licenses, operation, or its ability to meet its obligations hereunder.

f) That [there are] shall enter into the agreement as Surety.

IV. The ATTORNEY IN FACT AND DEPOSITARY represents that:

a) He/she is an individual with full authority to enter into this Agreement and to assume and discharge the obligations set out herein.

b) All documents and information it provided to BANAMEX for the analysis and study to grant the discount line requested by the the BORROWER is true and correctly reflects its current situation.

c) By virtue that this agreement shall be governed under the mode of delegated collection, it agrees to appear in this act in its capacity as Attorney In Fact and Depositary under the terms and conditions hereof.

C L A U S E S :

FIRST.- DEFINITION OF TERMS. The terms defined below, with no need to have them between quotation marks, shall have the following meanings, which are equally applicable in singular and plural:

"Capacity or Discount Percentage" means the amount in percentage terms established by the parties that will be used to determine, for each Discount operation, the amount to be financed, and that multiplied by the Nominal Value of the Creditor’s Right determines the Net Value of the same.

"Creditor’s Rights" means amounts owed to the BORROWER by its Debtors, and that the latter transmits in Discount to BANAMEX.

"Discount" means the commercial transaction, whereby BORROWER, in exchange for alienating BANAMEX the Creditor’s Rights in its favor, obtains the Face Value of the Creditor´s Right less a discount rate applied to the corresponding Discount Period.

"Debt" means any indebtedness for borrowed money (including intercompany loans) or for the deferral of payment of the price of any good or service for which it is responsible or ensures payment directly or contingently, either as obligee, surety or otherwise, including for this purpose leases in accordance with US GAAP.

"Financial Debt" means any interest-bearing Debt.

"Debtor" means the individual or legal entity with business activity, to which the BORROWER sells goods or provides services and for that reason, reports payment obligations in favor of the BORROWER.

"Business Day" means any day on which the offices of credit institutions must be open to the public for carrying out banking operations in the Federal District, Mexico, in terms of the calendar published annually by the National Banking and Securities Commission in the Official Gazette of the Federation, without considering for those effects self-service branches and those in corporate firms (SEC).

"Business Day in Mexico and New York" means any Business Day, in which besides the banks are not authorized or required to close in New York City, New York, United States of America.

"Trade Dispute" means any claim made to the BORROWER by the Debtor derived from the quality, content, delivery, or any other cause relating to the supply of goods and services.

"Documents" means, invoices, counter receipts, credit instruments, data messages, or, in general, any documentation that formalizes, evidences or leaves a record evidencing the existence of a Creditor´s Right.

"Dollars" means the legal tender in the United States of America.

"Taxes" means all those contributions, taxation or tax liabilities, including, without limitation, fees for unpaid taxes, penalties, enforcement costs and indemnities and any other accessory fee, in terms of the current or future applicable tax provisions arising herein.

"Discount Period" means the period between the date of the Discount and the expiration date of the Document.

“Discount Price” means the amount obtained by multiplying the percentage of the Discount Rate by the Net Value by the number of days elapsed between the date of the Discount and its expiration date, divided by 360 (three hundred sixty).

"List of Discounted Creditor’s Rights" means the document that duly signed by the BORROWER, lists the Creditor’s Rights which Discount is requested. This list should follow the formats validated by BANAMEX, which may be amended at any time by BANAMEX.

"Discount Rate" means the anticipated or expired, annual interest rate, that will be used in each operation Discount to calculate the Price of the Discount as it is offered by BANAMEX to the BORROWER.

"Libor Rate" means, the average annualized interest rate that appears on the page called LIBOR01 (USD) column ("LIBOR01 Page"), of the Domestic Money Service of the U.S. Thomson Reuters (THOMSON REUTERS BBA LIBOR RATES U.S. Domestic Money Service), which are published on that page by "British Bankers Association” through the THOMSON REUTERS monitoring system, as the applicable fees in U.S. dollars for the period of interest or for the respective calculation period and that are offered in the London interbank market , by different banks offering such quotes at the close of trading (at 11:00 am London time), 2 (two) working days in London before the respective start date of the respective period of interest or calculation. This on the understanding that it shall be considered Business Day as long as deposit operations are carried out in U.S. dollars in the London interbank market. In the understanding that in the absence of market transactions in London for being non-business day, the rates of the immediately preceding business day will be used.

“US GAAP” means the in force accounting principles generally accepted in the United States of America.

"Consideration Value" means, the Face Value of Creditor’s Right to be discounted less the Price of the Discount.

"Net Value" means the amount obtained by multiplying the Face Value of Creditor’s Right by the Capacity or Discount Percentage.

"Face Value" means the total amount entered in the respective Document, denominated in Dollars, at the Debtor’s account with respect to the respective Creditor’s Right.

SECOND.- OPENING OF THE LINE. BANAMEX opens up in favor of the BORROWER a revolving line for Credit Discount under which BANAMEX shall acquire from the BORROWER Creditor’s Rights at the expense of BORROWER’S Debtors, by means of a payment to be made by BANAMEX to the BORROWER of an amount determined and payable under the terms of the clause referring to "Consideration".

The BORROWER may discount various Creditor’s Rights, that all together, shall have a Net Value not exceeding the amount of $14'750,000.00 Dollars (Fourteen Million Seven Hundred Fifty Thousand Dollars 00/100 currency of the United States of America) in the understanding that the indicated amount does not include interest, expenses and fees or other charges arising from the Discount or Creditor’s Rights.

THIRD.-AVAILABILITY OF THE LINE. The BORROWER may make Discounts under the open line by means hereof within a period not to exceed the day March 7, 2012.

BANAMEX agrees that whenever a previously transmitted Creditor’s Right is fully paid, and as long as it is not due and unpaid, the BORROWER may transmit new Creditor’s Rights up to an amount which, added to those already discounted hereunder and pending payment of the same,  do not exceed the total amount of the discount line as stated in the clause of "Line Opening".

BANAMEX shall deposit the amounts due to the BORROWER in the checking account in dollars number 5976905701 that the BORROWER has opened in MAIN BRANCH Banco Banamex USA, ABA 122 233 645, SWIFT CALCUS6LXXX, located at the following address: 2029, Century Park E. 42nd Fl, Los Angeles C.A. 90067.

FOURTH.- TERM. This contract will run until March 7, 2012, however the parties may terminate the same early at any moment, being enough for that purpose a written notice given to the other party, at least 30 (thirty) Business Days prior to the date when termination is desired. The foregoing is without prejudice that this contract shall remain in full force and effect until full settlement of all transactions made prior to such termination.

FIFTH.- REQUIREMENTS OF CREDITOR’S RIGHTS. Creditor’s Rights on which the BORROWER request the Discount, must meet all requirements listed below:

a) Only Creditor’s Rights that are not due, arising in favor of BORROWER by reason of its business, due under a fixed term or with prior notice may be discounted.
b) To be duly registered in the books and accounting records of the BORROWER, free of any liens or guarantees.
c) To be Documents denominated in Dollars, and payable in a single payment, unless authorized by BANAMEX.
d) To be created under the credit policies and criteria generally used by the BORROWER in the normal course of business.

SIXTH.- CONDITIONS FOR THE DISCOUNT. The Discount of Creditor’s Rights shall be subject to the following conditions:

a) There should be availability of resources by BANAMEX.

b) No Document that has the existence of any right of setoff or claim of any kind by the Debtor of said Creditor’s Rights that affects or may affect its full and timely payment shall be submitted to Discount.

c) BANAMEX may at any time, modify all or some of the following requirements

(i) the amount of the line established in the clause of "Opening"

(ii) acceptable Debtors

(iii) ceiling of Creditor’s Rights in charge of the same Debtor;

(iv) maximum amount of any document;

(v) maximum maturity date of any Document,

(vi) Documents acceptable to BANAMEX and requirements to be met;

(vii) Capacity of Creditor’s Rights, and

(viii) percentage of the fees established herein.

All the above mentioned in the understanding that the modifications made by BANAMEX will be exclusively applicable since the date that such modifications are notified to the BORROWER, so the provisions made before such date, will not be affected.

d) BANAMEX may refuse to make any Discount operation when:

(i) the BORROWER is in breach of any obligation hereunder;

(ii) there is some cause for early termination under any contract entered into between the BORROWER and BANAMEX and / or any member of Grupo Financiero Banamex;

(iii) there is any situation which adversely materially affects the financial situation of the BORROWER, and

(iv) there is a situation which makes it reasonably foreseeable that the Creditor’s Rights shall not be covered in a full and timely manner.

e) Prior to entering into any Discount transaction, the BORROWER shall deliver to BANAMEX a signature registration card(s) of the individual(s) legally entitled(s) by itself to carry out administrative acts and to execute and endorse credit instruments on its behalf and representation, which shall be entered in the formats approved by BANAMEX, attached as Exhibit “B”, forming an integral part hereof, to which certified copies or testimonies of the deeds attesting to the respective powers of attorney shall be attached. Due to the above the BORROWER shall timely notify BANAMEX and in writing of any change, limitation or revocation of the powers of attorney of these agents.

f) The BORROWER shall sign on each date a Discount is made a promissory note to BANAMEX up to the amount available on such date."

g) The company International Textile Group (ITG) shall confirm and prove that the group through a written communication has reached an agreement with its creditors with respect to refinancing its entire debt, being such term equal or more than the term of the term loan agreement entered into by Burlington Morelos with BANAMEX, without there being receivables which are past due.

SEVENTH. OPERATION MECHANISM. Discount operations shall be carried out under the following procedure:

a) The BORROWER shall present BANAMEX by electronic media, a List of Discounted Creditor’s Rights at the latest at 10:00 hrs of the date the BORROWER receives the Initial Payment. The List of Discounted Creditor’s Rights must comply with the terms of the form identified as Exhibit "A", established for that purpose by BANAMEX. This format may be modified at any time by BANAMEX.

b) The BORROWER shall deliver to BANAMEX copy of the original Documents that prove the existence of the Creditor’s Rights to be discounted. If the documents are credit instruments, each of them must be fully endorsed by the BORROWER in ownership in favor of BANAMEX, in terms satisfactory to BANAMEX, and shall present said credit instruments to BANAMEX so that the latter endorses the same for collection in favor of the attorney in fact and the depositary.

When the Documents are not credit instruments and BANAMEX so requests from the BORROWER, each of the Documents must contain the following legend: "PARRAS CONE DE MEXICO, S.A. de C.V., I put on the record that the Creditor’s Right covered by this document has been fully conveyed in ownership by the undersigned in favor of Banco Nacional de Mexico, S.A., Member of Grupo Financiero Banamex, under the Credit Discount operation that we entered into, so I reserve no rights whatsoever in connection with the collection of the Creditor’s Right covered by this document." (Signature of the Borrower, name of his/her attorney in fact, place and date)."

c) BANAMEX may request the BORROWER the information it reasonably considers necessary or advisable to prove the existence of the Creditor’s Rights, the solvency of the Debtors and / or compliance with the obligations hereunder. Also, BANAMEX reserves the right to request prior to the Discount that the respective Debtors of the Creditor’s Rights, make a statement in the form and terms satisfactory to BANAMEX, regarding their conformity with the existence of those Creditor’s Rights.

d) If BANAMEX rejects the Discount of any Creditor’s Right, it shall notify the BORROWER, unless such refusal results from any misconduct, in which case it shall take legal action as it deems appropriate.

EIGHT.- CONSIDERATION. As consideration for the transfer of discounted Creditor’s Rights BANAMEX shall deliver to the BORROWER the Consideration Value in accordance with the following rules:

a) The price of each Discount operation ("Discount Price") shall be paid at maturity of the Creditor’s Right and shall be the amount obtained by multiplying the percentage of the Discount Rate by the Net Value by the number of days elapsed between the date of carrying out the Discount and the expiration date thereof, divided by 360 (three hundred sixty). The amount payable to the BORROWER by BANAMEX of each discounted Creditor’s Right (hereinafter the "Value of the Consideration") shall be the result of subtracting from the Net Value or Face Value of  Creditor’s Right, the Discount Price.

b) The Value of the Consideration payable by BANAMEX will be delivered to Borrower in two payments;

I the first payment (hereinafter the "Initial Payment") shall be an amount equal to Net Value less the respective fees that will be delivered to the BORROWER in the same date the BORROWER files the List of Discounted Creditor’s Rights, by electronic transfer of fund to the account described in clause third herein. .

II the Discount Price shall be subtracted from the second and final payment (hereinafter the "Final Payment"), which shall be determined as follows:

II. (i) If the Face Value of Creditor’s Right is paid in full by Debtor on its due date and there is no debt in charge of BORROWER hereunder, BANAMEX shall pay him as Final Payment, the difference between the Face Value of Creditor’s Right and the corresponding Net Value minus the Discount Price within 3 (three) Business Days after the date on which the Borrower has paid the amount of the Creditor’s Right.

II. (ii) If Creditor’s Right is partially paid by the Debtor (hereinafter "Recouped Value"), on its due date, the following shall apply:

II. (ii) .1. If the Recouped Value is greater than the Net Value, the Final Payment shall be the difference between these values minus the Discount Price.

II. (ii). 2. If the Recouped Value is equal to the Net Value, there shall be no Final Payment.

II. (ii). 3. If the Recouped Value is less than the Net Value, the BORROWER shall pay BANAMEX within 48 (forty eight) business hours after the expiration date of the Creditor’s Right, the difference between those values. In the event the BORROWER does not timely pay the difference, he/she shall pay BANAMEX past-due Interests calculated based on Past-Due Interest Rate (as defined in the clause of "Past-Due Interest" hereof) on the difference between these values. Past-Due Interest shall be generated by the days running between the date of default for lack of the respective payment and the date when the payment is made.

NINTH.- COLLECTION OF DISCOUNTED CREDITOR’S RIGHTS. Power of Representation: To carry out the collection of Documents containing discounted Creditor’s Rights, BANAMEX pursuant to the first paragraph of Article 2554 of the Civil Code for the Federal District and its correlative articles in the rest of the states of United Mexican States, grants Messrs. JUAN ELADIO BAÑUELOS HERNÁNDEZ and JOSÉ MANUEL GONZÁLEZ LAGUNAS> (hereinafter the "Attorney in Fact") a special power of attorney in its purpose, but as broad as required by law to carry out the administration and collection of Creditor’s Rights, who accepts the assignment conferred, and shall perform the same for free and as provided herein.

Depositary. Messrs. JUAN ELADIO BAÑUELOS HERNÁNDEZ and JOSÉ MANUEL GONZÁLEZ LAGUNAS, becomes also a depository (who is hereinafter referred to as the "Attorney in Fact and Depositary") of the Documents arising from the Creditor’s Rights to be collected, as well as the amounts received in the course of the collection, hereby accepting the conferred office and assuming the civil and criminal liabilities that relate to such office, acknowledging receipt of all documents necessary for the fulfillment of his assignment once every Creditor’s Right has been discounted.

Notice to Debtors.  In the event, that BANAMEX notifies in writing to BORROWER, it shall notify the Debtor  the transmission of the Creditor’s Rights to BANAMEX and the existance of this agreement, provided that such notification can be made by BANAMEX directly if so deemed appropriate. The Attorney in Fact and Depositary shall be in charge of the collection and administration of the Creditor’s Rights. BANAMEX authorizes the Attorney in Fact and the Depositary to receive the amounts resulting from the collection of the discounted Creditor’s Rights to be deposited by the Debtors to the checks account in Dollars number 5976905701 opended by the BORROWER with MAIN BRANCH  Banco Banamex USA, ABA 122 233 645, SWIFT CALCUS6LXXX, located at the following address: 2029, Century Park E. 42nd Fl, Los Angeles C.A. 90067.

Duties of the Attorney in Fact and Depositary. The duties of the Attorney in Fact and Depositary shall be:

(i) to carry out all legal and material acts needed for the care, custody, administration and collection of discounted Creditor´s Rights;
(ii) to perform his office personally;
(iii) to receive discounted Documents from BANAMEX signing the respective receipt and verifying, in any event, that they are duly endorsed for collection in its favor;
(iv) if applicable, to deliver BANAMEX the partial or full payment amount of the Creditor’s Rights not later than the Business Day immediately following the date of receipt of the same, otherwise it shall pay BANAMEX a penalty equivalent to the Past-Due Interest rate according to the procedure of calculation hereunder, throughout the duration of such non-compliance; this without prejudice of civil and criminal implications of his position as Attorney in Fact.

Causes for Revocation of the Power of Representation. BANAMEX reserves the right to revoke at any time the power of representation granted to the Attorney in Fact and Depositary, in that case it must give BANAMEX within the 2 (two) Business Days following the respective notification, all original Documents where those discounted Creditor’s Rights are recorded, and the amounts that he would have collected during performance of his office, failing to do so shall cause him/her to pay BANAMEX a penalty amounting to equal to the total sum of the Face Value of Creditor’s Rights,  which Documents are not submitted to BANAMEX plus total amounts charged and not delivered, in the performance of the power of representation; the foregoing is without prejudice to civil and criminal implications of assuming office..

TENTH.-PAST DUE INTEREST .- Any amount due and not paid that the BORROWER owes BANAMEX hereunder shall bear Past-Due Interest calculated based on the Past-Due Interest Rate, throughout the period said breach lasts.

For purposes hereof the term " Past-Due Interest Rate" shall mean the annual rate obtained by multiplying the Libor Rate by 3 (three). This, on the understanding that: (i) if the result of multiplying the Libor Rate by 3 (three) is higher than adding 30 (thirty) points to the Libor Rate, in that case the annual rate of past-due interest shall be the one resulting from adding to the Libor Rate, the points outlined herein; and (ii) if the result of multiplying the Libor Rate by 3 (three) is less than adding 15 (fifteen) points to the Libor Rate, in that case the annual rate of past-due interest shall be the result of adding to the Libor rate, the points outlined herein.

In the event that the "LIBOR01 Page" is no longer published by the Thomson Reuters information system, the simple average of the prices of the banks that appear there in the page called "Libo" line average shall be considered as replacement rate, (time periods not listed on this page shall be calculated with linear interpolation) of the service of U.S. domestic money that is transmitted through the Thomson Reuters monitor system, by the individual banks offering such quotations at the end of operations (at 11:00 AM London time).

ELEVENTH.- TAXES. All amounts payable by the BORROWER to BANAMEX, in accordance with the provisions hereof shall be paid without deduction or withholding of any kind, and free from any Tax. The BORROWER shall pay all taxes and expenses related thereto, to ensure that BANAMEX obtains the full amounts.

If any authority imposes, charges or requires payment from BANAMEX of any Tax in connection with the amounts owed by the BORROWER pursuant with this agreement, the latter shall notify the BORROWER of this request and shall deliver to him/her documentation relating thereto, whereupon the BORROWER shall address the request of the authority, in the corresponding terms, pay the respective tax, and provide BANAMEX original receipts or other payment evidence satisfactory to the latter within 5 (five) Business Days after the date on which such Tax is due.

The BORROWER shall reimburse BANAMEX, at sight, any amount incurred by BANAMEX for Taxes from the amounts owed by the BORROWER to BANAMEX pursuant to this agreement and other expenses arising from any claim related thereto.

In the event that any amount payable by the BORROWER to BANAMEX hereunder, were taxed by the Value Added Tax, the BORROWER shall pay BANAMEX, entirely, the amount in question plus the corresponding Value Added Tax.

The BORROWER shall hold BANAMEX harmless with respect to any proceeding relating to Taxes that could arise herefrom; and BORROWER’s obligations under this clause shall continue even after the termination hereof.

TWELFTH.- FEES. The BORROWER shall pay BANAMEX, the following fees:

a) A fee for the opening of the Credit Discount line, equivalent to 0.00% of the total amount of the line, plus the corresponding value added tax of the credit, payable only once at the time of signing this contract .
b) A fee for each Discount transaction, equivalent to 0% payable precisely on each occasion on which a Creditor’s Right transfer occurs hereunder.

THIRTEENTH.- PLACE AND FORM OF PAYMENT. All amounts the BORROWER has to pay to BANAMEX hereunder shall be payable according to the following:

a) In the case of amounts denominated in Dollars, payments must be made no later than 13:00 hours (New York City time) by bank deposit to account number 10991186 that BANAMEX has opened with Citibank N.A. at the branch located at 399 Park Avenue, New York, New York, United States of America, which is recognized by the parties as place of payment. Payments referred to herein shall be made, on the day of expiry of the deadline for the respective payment in terms of the provisions hereof, or the following Business Day (in Mexico and New York), at no additional cost, and in the event that the deadline for the payment falls due on a day that is not a Business Day in Mexico and New York. When in the calendar month in which a payment is to be made there is one day with no numerical equal day as the one set as the date of payment, the same must be made in the last Business Day in Mexico and New York of the calendar month concerned.

FOURTEENTH.- APPLICATION OF PAYMENTS. Partial payments made by the BORROWER and / or Debtor, shall be applied by BANAMEX in the following order:

(i) taxes, if any.

(ii) fees and expenses.

(iii) Past-Due Interest, first applying the oldest.

(iv) reimbursement of amounts received by the Depositary, that would have been wrongly disposed of by the BORROWER, first applying the oldest,

(v) any other amount payable by the BORROWER.

FIFTEENTH.- OFFSET. BANAMEX is expressly and irrevocably authorized by the BORROWER to, without prior notice or demand, offset against amounts due and unpaid by BORROWER, all debts due and payable that exist in charge of BANAMEX and in favor of BORROWER.

After the offset, BANAMEX shall notify the BORROWER that he has done the same, with the understanding that the absence of such notification shall not affect the validity of the setoff.

-) If the Attorney in Fact and Depositary does not deliver BANAMEX any amount charged to the BORROWER.

SIXTEENTH. SPECIAL OBLIGATIONS. Until all of the debts are paid under this agreement the BORROWER is obligated to:
a)	Deliver to BANAMEX:
i.
Within the 90 (ninety) following days at the end of each quarter of the fiscal year of the BORROWER, his consolidated financial statements, including, without limitation, the balance and results statements of each quarter and for the period initiated at the end of the immediate fiscal year and ending at the closure of such quarter, elaborated in accordance with NIF and certified by the main financial officer of the BORROWER.

ii.
Within the 180 (one hundred eighty) following days at the end of each of the fiscal years, his consolidated annual financial statements (including an analytic relation of the main balance entry) elaborated in accordance with NIF and duly audited by the independent auditor acceptable to Banamex; in the understanding that, in the course that the BORROWER is not obligated in accordance with the fiscal dispositions applicable to audit his financial statements , the, the annual financial statements that will be delivered to Banamex must be certified and signed by the main financial officer of the BORROWER or in its case by the CEO.

iii.
Within the 10 (ten) Business Days since the BORROWER is served or notified, of any material action or procedure instituted against the BORROWER or any of his businesses, operations or goods, along with a certification issued by the main financial officer of the BORROWER describing the nature of such action or procedure and the measures it might take.

iv.	within the term reasonably established by BANAMEX for each case, but never more than 30 (thirty) calendar days, any information that is reasonably requested by BANAMEX.

b)	Maintain in force all of the authorizations, licenses and concessions that are required in the ordinary course of business and to fulfill its obligations.
c)	Abstain from doing or permitting any important change in the line or the nature of its business, considering the nature of its business to the date of this agreement.
d)	Maintain books and other accounting records adequate to truly show its financial condition and the result of its operations, made in accordance to the NIF.
e)
Consider and comply with the ecologic order, preservation, restoration and improvement of the environment, as well as the protection of natural areas, flora, wildlife and aquatic fauna, the rational usage of natural elements; foresight and pollution of the air, water and earth; and in general, each and every one of the provisions provided in the Ley General de Equilibrio Ecológico y Protección del Ambiente (General Law of Ecologic Equilibrium and Environmental Protection) and any other applicable to the subject matter of this paragraph.

l)	Comply with all the obligations established at its cost herein.
m)
Allow BANAMEX perform inspection visits to its company, notified at least with 2 (two) Business Days in advance and to be carried out in business days and hours, with the purpose of verifying origin, control, custody, accounting, management and collection of the disocunted Creditor’s Rights, as well as that the same are free of all liens.

n)	Guarantee and respond for the existence and legitimacy of the Creditor’s Rights.
o)	Not to assign the rights or obligations derived hereunder to third parties.
p)
To respond for Creditor’s Rights subject to a lien or withholding due to determination by judicial or administrative authorities or of any nature, and by those which are subject to claims by third parties. In any such event, the BORROWER shall immediately pay to BANAMEX the Creditor’s Rights expired, which are not covered by the Debtors fully or partially, by said ceases. In the event of not covering the payment on the required date, each shall pay to BANAMEX for every day of delay, arrears interest at the Arrears Interest Rate.

q)	Comply with its fiscal obligations, federal and local, and cover the corresponding quotas to the IMSS and the INFONAVIT.
r)	Immediately inform to BANAMEX, of any material change that adversely affects it income.
s)	Deliver to BANAMEX all documentation which it may reasonably required for the purpose of proving the existence, legitimacy and validity of the Documents.

In addition to the foregoing, the Parties hereto agree that should the BORROWER fail to compy with any of its special obligations referrred to herein above, the BORROWER irrevocably obliges itself to pay a penalty fee to BANAMEX which shall be set in proper time, in case that the BORROWER requests in writing a waiver from BANAMEX derived from the failure to comply with its obligations and such waiver is granted. Should the waiver be denied, BANAMEX shall reamain entitled to terminate in advance this agreement.

SEVENTEENTH.-. REDISCOUNT CAUSES If any of the following events (hereafter the “Rediscount Causes”) takes place, BORROWER shall rediscount at the BANAMEX’s request, the discounted Creditor’s Rights without requiring protest, claim, notice, request, or any other notification of any nature, by immediately paying to BANAMEX any discounted Creditor’s Rights not yet expired, within the 4 (four) following Business Days after the request made by Banamex on such regard:

a)	If the BORROWER does not pay on a timely basis any of the payments due to BANAMEX for any amount caused by virtue of this agreement.
b)	If any representation made or information provided to BANAMEX in connection with this agreement, is false or inaccurate in any aspect that results relevant.
c)
If at any time and for any reason the BORROWER or any other person challenges the validity or enforceability of this agreement or of any other document related to the same, in the understanding that, pertaining to challenges by third parties, said challenge is not cured within the 45 (forty five) days following initiation thereof.

d)	If the BORROWER initiates any administrative or judicial procedure against BANAMEX and/or any other member of Grupo Financiero Banamex, S.A. de C.V. and/or of Citigroup Inc.
e)
If the BORROWER fails to meet, or is declared expired in advanced, any obligation in favor of BANAMEX set forth herein and/or any other member of Grupo Financiero Banamex, S.A. de C.V. and/or of Citigroup Inc.

f)
If the BORROWER breaches: (i) the payment of any of its material debts with financial institutions and/or auxiliary organizations to credit, whether national or foreign, (ii) with any other term, covenant or condition contained in the agreement or instrument pertaining to such debts, if the effect of said breach is to advance the expiration of said debt, or (iii) with any agreement whether civil or commercial, executed with third persons, and that is relevant to maintain its transactions and/or its financial condition.

g)
If the BORROWER breaches any law, regulation, rule and/or order applicable or definitive judgment, including without limitation, the payment upon their expiry of all taxes, contribution and governmental burdens imposed over any of them or over their goods, except in the event it has filed a judicial or administrative recourse with respect to the same and except that such non compliance does not substantially affect in an adverse way its financial situation or the operation of its businesses.

h)
If the BORROWER accepts in writing its incapacity of paying its debts, or generally assign its goods in benefit of creditors, or any concurso mercantil or bankruptcy procedure is issued against or by the BORROWER.

i)
If a strike petition or any collective labor suit is promoted against the BORROWER and /or any person appearing, and such procedure is not solved within the 90 (ninety) days following the initiation thereof.

j)
If any authority or any person appropriate, expropriate or assumes the custody or the control of all or any important piece of the goods of the BORROWER or displace the management of the BORROWER, or limit importantly its faculty to operate its business.

k)	If a procedure to dissolve or liquidate the BORROWER and said event is not cured within the 90 (ninety) days following its commencement.
l)	If the BORROWER is merged, and/or split, and/or reduce their capital stock without prior authorization of BANAMEX.
m)
If the BORROWER sells, leases, subleases, grants gratuitous lease over, assigns, transfers, or in any other way has or transmits the possession, ownership, use or enjoyment of its fixed assets to a third party, except the sale of fixed assets performed in order to replace them to renew obsolete fixed assets.

n)	If the BORROWER constitutes any mortgage, pledge or encumbrance of any nature over its goods without the prior consent of BANAMEX.
o)	If Burlington Morelos, S.A. de C.V., cease the ownership (directly or indirectly) of the majeure part of shares of the BORROWER’s capital stock.
p)
If any event or condition occurs that has a relevant adverse effect in the operation of the business and/or financial condition of the BORROWER and/or in the event that any judgment, requirement or order of any authority is issued against the BORROWER, with the above mentioned effects and is not cured within the 30 (thirty) days following the date the effects initiate.

q)	If any representation made by the BORROWER or the GUARANTOR or information provided by the BORROWER to BANAMEX, is false or inaccurate.
r)	If the BORROWER presents or discounts any Creditor’s Rights that does not meet one of the requirements provided in the clause “Creditor’s Rights Requirements”.
s)
If any agreement is expired in advance between the BORROWER and BANAMEX or between the BORROWER and any member of Grupo Financiero Banamex by reasons imputable to the BORROWER, or when the BORROWER is in default of any obligation it assumed and in favor of Banamex and of any member of Grupo Financiero Banamex and set default is not cured within a period of 30 (thirty) days.

t)	If the Attorney in Fact and Depositary does not deliver to BANAMEX any amount charged to the Debtor under the Creditor’s Rights.

EIGHTEENTH.-. BOND To ensure compliance with all obligations arising herein and the transferred Creditor’s Rights, including any and all expenditure incurred by BANAMEX upon enforcing any of its rights hereunder, the GUARANTOR becomes jointly liable GUARANTOR of the BORROWER and undertakes to secure the promissory note(s) signed by the BORROWER.

The GUARANTOR waives the benefits of order, discussion and division under the Federal Civil Code and thus each and every one of its legal consequences. The parties acknowledge that the expiration and the statute of limitations of the bond are not applicable in the event BANAMEX does not judicially sue the BORROWER for breach of the main obligation within the month following the expiration of the deadline, or once the  senior debt becomes payable the GUARANTOR asks BANAMEX to bring legal action within one month the performance of the obligation and BANAMEX does not exercise its rights within the aforementioned time period, or if the trial already started in either case, no legal action is brought forth  without good cause for more than three months.

The GUARANTOR also expressly and unconditionally waives to oppose any plea in discharge regarding payment of the amounts payable by the BORROWER to BANAMEX and that does not merely result as personal by the BORROWER.

The bond shall continue until everything owed to BANAMEX is covered regarding obligations assumed by the BORROWER herein, including accessories and other legal consequences, even if: (i) the GUARANTOR cannot be subrogated to the rights and privileges of BANAMEX due to fault or negligence of the latter, (ii) an extension or waiting period is granted to the BORROWER without the consent of the GUARANTOR, and / or (iii) BANAMEX releases the BORROWER and the main obligation is subject to new liens or conditions.

The GUARANTOR agrees that in the event BANAMEX assigns, discounts or transmits the rights and obligations in its favor arising herefrom, the Bond established herein shall remain in full force and effect and will be binding to the GUARANTOR, vis-a-vis any successor, assignee or acquirer.

The GUARANTOR irrevocably authorizes BANAMEX to provide judicial and regulatory authorities and the individuals that the latter designate, credit information about the GUARANTOR under the terms of the clause of "Information" hereof, therefore the GUARANTOR waives its right of legal action against BANAMEX, derived from the exercise of this power.

The Guarantor irrevocably authorizes BANAMEX to set off each and every one of the amounts due and payable in charge of BANAMEX and in favor of the GUARANTOR under the same terms provided for in the clause of "Setoff."

The GUARANTOR shall comply with all obligations assumed by the BORROWER in the clause of "Special Obligations" and additionally the BORROWER shall rediscount at BANAMEX’ request the Creditor’s Rights, if the GUARANTOR incurred in any of the cases referred to in the clause of "Causes of Rediscount" in the understanding that all references to the BORROWER contained in such clauses shall be construed as if they were made also in respect of the GUARANTOR.

NINETEENTH.- BOND OVER THE DEBTOR’S OBLIGATIONS. Since this best suits their interests and based on article 2794 and other applicable provisions of the Civil Code for the Federal District and correlative articles in the rest of the States of the United Mexican States, the BORROWER agrees to act as Guarantor in favor of BANAMEX to guarantee the timely payment of each and every one of the payment obligations assumed by the Debtor derived from the Creditor’s Rights assigned, obligating itself to pay any pending amounts precisely on the terms provided in the clause “Consideration”.

The BORROWER in its capacity Guarantor hereby waives to order, discussion and division benefits established in articles 2813, 2814, 2815, 2822, 2823, 2842, 2844, 2845, 2846, 2847, 2848 and 2849 of the Civil Code for the Federal District, its and correlative articles in the rest of the States of the United Mexican States and therefore to each and every one of its legal consequences. Therefore, the parties acknowledge that the expiration and prescription of the bond in the event BANAMEX do not judicially require the BORROWER or the Debtor for the non-compliance of the principal obligation during the following month the term expires, or at the moment the principal obligation is enforceable, the Guarantor request BANAMEX to judicially promote during the term of one month the fulfillment of the principal obligation and BANAMEX do not exercise its rights during such term, or in the event the suit begins in such or other event, ceases its promotion without justified cause for more than three months.

The BORROWER in its capacity as Guarantor hereby waives in an unconditional and express way to oppose or argue any payment exception in the amounts that the DEBTOR shall pay to BANAMEX and which are not merely personal for the DEBTOR.

The BORROWER in its capacity as Guarantor hereby authorizes BANAMEX to grant the Debtor any renewal or delay, without extinguishing the bond, as well as if it exists in the event that (i) this agreement is amended or new encumbrances or conditions are established, (ii) that the Guarantor may not be subleased in the rights and privileges of BANAMEX for its fault or negligence, (iii) any lack of force or enforceability herein, or any other agreement or instrument related thereto, (iv) any compensation right which may demand or interpose BANAMEX, and (v) any other circumstance which may constitute other exception or release of the Debtor.

This Bond will subsist at any moment and by any cause, if any amount that the Debtor delivered to BANAMEX as payment of the debt amounts in terms of the assignment of Creditor’s Rights and/or and/or the expenses in which BANAMEX incurs to enforce any of its rights pursuant to this agreement, shall be returned by BANAMEX by any cause, the above as if such payment has never been performed.

TWENTIETH.- ASSIGNMENT AND DISCOUNT. The parties agree that only BANAMEX is authorized to transmit, negotiate in any way or encumber the rights hereunder, promissory notes arising herefrom and / or the Creditor’s Rights discounted by the BORROWER prior notice to the BORROWER.

In the event BANAMEX obliges itself vis-a-vis the assignor, purchaser or discounter to monitor compliance with the obligations of the BORROWER, the latter shall be bind by its best effort to give BANAMEX necessary facilities for carrying out the above purposes.

The parties agree that BANAMEX is authorized to transmit the obligations it is in charge of.

The BORROWER irrevocably authorizes BANAMEX so that in any case under this clause, even prior to the transfer or the respective lien, it may give all the information that the new discounter or assignee requires in respect of the BORROWER.

TWENTY FIRST.- INFORMATION. The BORROWER recognizes that BANAMEX is required by law to provide judicial and administrative authorities (including regulatory) and the individuals designated by the same, information on their operations with their customers.

Additionally, with respect to information relating hereto and other related documents, the BORROWER authorizes BANAMEX to:

a) Process the same through the data processing systems generally used by BANAMEX.

b) Disclose the same to its affiliates or subsidiaries and its directors, officers, employees, auditors, service providers and representatives and directors, officers, employees, auditors, service providers and representatives of the affiliates or subsidiaries to the extent that such persons require to know the information in connection with the transactions that shall be done in terms herein.

c) Without prejudice to the generality of subsection b) immediately preceding, disclose the same to companies that are part of the same financial group that owns BANAMEX and foreign companies that are part of the corporate group that owns BANAMEX to the extent such persons require to know the information in connection with the transactions that shall be done in terms herewith.

d) Disclose the same to credit information companies and request those companies information regarding the BORROWER in terms of the applicable law.

TWENTY SECOND.- COSTS AND EXPENSES. The BORROWER shall pay BANAMEX, at sight, with prior written notice that BANAMEX sends BORROWER all costs and expenses incurred by BANAMEX in connection herewith and the performance hereof, and / or in relation to documents related hereto, in the understanding that each of the parties shall fulfill the expenses derived from legal, financial advisers, an any other similar used for the execution of this agreement.

In the event of default in the payment of such costs and expenses, the BORROWER agrees to pay penalty interest based on the provisions of the clause of "Past-Due Interests", payable at sight, on the unpaid amount from the date BANAMEX requires him/her to make the respective payment and until the date on which it is fully paid.

TWENTY-THIRD .- NOTICES. Except as otherwise provided herein, all notices shall be in writing and shall be duly made if personally delivered at the addresses indicated herein.

While each party does not notify the others of a change of address, the services of summons, notices and other judicial and extrajudicial measures shall be undertaken and shall be legally effective at the address specified herein.

TWENTY FOURTH.- WAIVER. The failure of either party in exercising rights hereunder, shall in no case have the effect of a waiver thereof, nor the single or partial exercise by the appropriate party of any right arising herefrom excludes any other right, power or privilege.

TWENTY FIFTH .- APPLICABLE LAW. This contract shall be governed by and construed in accordance with corporate law applicable in the United Mexican States, and otherwise under the Federal Civil Code.

TWENTY-SIXTH.- JURISDICTION. For the resolution of any dispute arising herefrom, the parties submit to the jurisdiction of the courts of the Federal District, Mexico or the courts of the place in which this contract is signed, at the option of the plaintiff, specifically waiving to any other jurisdiction it may be entitled to for any reason.

The parties hereto recognize each other's personality to appear for the execution of the same and sign it in three counterparts on March 9, 2011 in CUERNAVACA / MORELOS, receiving each of the parties a copy hereof and its respective exhibits.

BANAMEX
________________________________ Represented by: Carlos Alonso Estrada Cárdenas	________________________________ Represented by: Claudia Muñoz Aguirre
Address: Motolinia # 1 Col. Centro Cuernavaca, Morelos, C.P. 62000

THE BORROWER	SURETY OF DEBTOR’S OBLIGATIONS
Parras Cone de Mexico, S.A. de C.V.	Parras Cone de Mexico, S.A. de C.V.
Represented by: José Manuel Gonzalez Lagunas	Represented by: José Manuel Gonzalez Lagunas
Address: Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

THE SURETY
Burlington Morelos, S.A. de C.V. ________________________________ Represented by: José Manuel Gonzalez Lagunas	Manufactura Parras Cone, S.A. de C.V. ________________________________ Represented by: José Manuel Gonzalez Lagunas
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos	Address: Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila
THE SURETY
Burlington Yecapixtla, S.A. de C.V. ________________________________ Represented by: José Manuel Gonzalez Lagunas	Servicios Burlmex, S.A. de C.V. ________________________________ Represented by: José Manuel Gonzalez Lagunas
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos	Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE SURETY

Cone Denim Yecapixtla, S.A. de C.V. ________________________________ Represented by: José Manuel Gonzalez Lagunas	Casimires Burlmex, S.A. de C.V. ________________________________ Represented by: José Manuel Gonzalez Lagunas
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos	Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE DEPOSITORY	THE ATTORNEY IN FACT
________________________________ Juan Eladio Bañuelos Hernández y José Manuel González Lagunas Por su propio derecho	________________________________ Juan Eladio Bañuelos Hernández y José Manuel González Lagunas Por su propio derecho
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos